SHAREHOLDER AGREEMENT


EFFECTIVE DATE:                                                      4/30, 1996

PARTIES:

          RSI Systems, Inc.
          7400 Metro Boulevard, #475
          Edina, Minnesota 55439                                         "RSI"

          Douglas S. Clapp
          4312 Branson Street
          Edina, Minnesota 55424                                       "Clapp"

          Paul Kuehn
          Miller, Johnson & Kuehn
          5500 Wayzata Boulevard, Suite #800
          Minneapolis, Minnesota 55416                                 "Kuehn"

          David Johnson
          Miller, Johnson & Kuehn
          5500 Wayzata Boulevard, Suite #800
          Minneapolis, Minnesota 55416                               "Johnson"

          Eldon C. Miller
          Miller, Johnson & Kuehn
          5500 Wayzata Boulevard, Suite #800
          Minneapolis, Minnesota 55416                                "Miller"

          Stanley D. Rahm
          Miller, Johnson & Kuehn
          5500 Wayzata Boulevard, Suite #800
          Minneapolis, Minnesota 55416                                  "Rahm"

          Karthik Iyer
          5621 Minnetonka Boulevard, #107
          St. Louis Park, Minnesota 55416                               "Iyer"

RECITALS

A RSI, Clapp, Kuehn, Johnson, Miller, Rahm and Iyer have agreed to purchase an aggregate of 1,000,000 shares of the Common Stock of EyeNet Videoconferencing, Inc. ("EyeNet") pursuant to this Shareholder Agreement (the "Agreement"). RSI is a Minnesota corporation and Clapp, Kuehn, Johnson, Miller, Rahm and Iyer are individual shareholders. EyeNet was formed as a Minnesota corporation in order to develop an internet video conferencing business.

B Clapp has recently resigned as an officer of RSI to serve as the President and Chief Executive Officer of EyeNet. The execution of this Agreement and the undertaking of the commitments hereunder is subject to the execution of a Separation Agreement between RSI and Clapp.

C The Parties hereto have agreed to form, capitalize and operate EyeNet pursuant to the following terms and conditions.

                                    ARTICLE 1
                            SCOPE OF EYENET BUSINESS

         The business purpose of EyeNet will be to fund, develop and market internet video conferencing capability.

                                    ARTICLE 2
                             INITIAL CAPITALIZATION

A. At the Closing of this Agreement, the Board of Directors will cause EyeNet to issue the following shares of Common Stock to the shareholders:


          Clapp                                          375,000 shares
          RSI                                            200,000 shares
          Johnson                                        120,000 shares
          Kuehn                                          120,000 shares
          Iyer                                           105,000 shares
          Miller                                          40,000 shares
          Rahm                                            40,000 shares

         All stock issued pursuant to this Agreement will be restricted stock subject to an appropriate securities legend.

         Johnson and Kuehn will each contribute $45,000 to EyeNet and Miller and Rahm will each contribute $15,000 to EyeNet. Clapp has agreed to serve as EyeNet's President and Chief Executive Officer. Iyer has agreed to serve as a consultant to EyeNet pursuant to the terms and conditions of a consulting agreement which will be signed concurrently with the Agreement. RSI has agreed to a Separation Agreement with Clapp which will be signed concurrently with this Agreement.

B. In addition to 200,000 shares of Common Stock of EyeNet, RSI will be granted a two-year warranty in the form of the warrant attached hereto to purchase 20% of the offering or offerings of $1,080,000 of EyeNet equity securities (the "Offering Securities") conducted subsequent to the issuance of the 1,000,000 shares issued pursuant to this Agreement. The exercise price per share of the warrant shall be the average price per share paid for the Offering Securities. (For example, assume that EyeNet sells 600,000 shares of Common Stock for $1.00 per share and then sells 500,000 shares for $2.00 per share. All of the 600,000 shares would be subject to the warrant and 240,000 shares of the second offering would be subject to the warrant. The exercise price of the warrant would be $1.29 per share.) The warrant will not cover stock options to directors, employees or consultants of EyeNet.

                                    ARTICLE 3
                                   MANAGEMENT

C. EyeNet's initial Board of Directors shall be comprised of Dennis Leese ("Leese"), Kuehn, Johnson and Clapp. All parties to this Agreement agree to vote their respective stock in EyeNet so as to elect such four directors. RSI shall have the right to designate one director to the EyeNet's Board of Directors and Kuehn, Johnson and Clapp shall each have the right to serve as a director of the Company until (i) they are no longer shareholders; or (ii) EyeNet becomes a public company registered under the Securities Act of 1933. Leese will be the designated director of RSI.

D. The Bylaws of the Company will provide that the Board of Directors may be increased up to seven directors by a majority vote of the Board of Directors.

E. All decisions of the EyeNet Board of Directors shall require a vote of a majority of the directors constituting a quorum.

F. The Company's initial officers will be Clapp and Johnson serving as President/Chief Executive Officer and Secretary, respectively. All officers of the corporation will serve at the discretion of the Board of Directors.

                                    ARTICLE 4
                                     GENERAL

G. Any dispute arising out of or relating to this Agreement or the breach of it shall be discussed between the disputing parties in a good-faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by arbitration in accordance with the rules of the American Arbitration Association in the City of Minneapolis, and judgment upon the award may be entered in any court having jurisdiction of the controversy. The costs of the proceedings shall be shared equally by the disputing parties.

H. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) when received, if personally delivered, (ii) three days after the date deposited, if placed in the U.S. Mail for delivery by registered or certified mail, return receipt requested, postage prepaid, (iii) one day after the day deposited, if delivered by Federal Express or similar overnight courier, and (iv) when receipt is acknowledged, if transmitted by facsimile, in each case addressed to the parties at the addresses set forth at the beginning of this Agreement. Addresses may be changed by written notice given pursuant to this section.

I. This Agreement and the relations between the parties hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota.

J. This Agreement shall be binding upon the parties hereto and their respective heirs, personal representatives, successors, and assigns and shall continue in full force and effect unless and until terminated by the written mutual agreement of all parties hereto. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties to this Agreement or their respective heirs, representatives, successors, or assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. This Agreement, and the rights and obligations of the parties hereunder, may not be assigned except by RSI to a subsidiary of RSI, and in such event RSI shall guarantee the full payment and performance of any such subsidiary's obligations hereunder pursuant to a written guaranty in form and substance satisfactory to the EyeNet Board.

K. Each of the individual shareholders and RSI has full power and authority to enter into and deliver this Agreement and all other documents or agreements contemplated to be entered into pursuant to the terms of this Agreement and to perform his or its obligations hereunder and thereunder. RSI has taken all requisite corporate action authorizing it to enter into this Agreement and to consummate the transactions contemplated herein to be performed by it. This Agreement constitutes the legal, valid and binding obligation of each of the individual shareholders and RSI, enforceable in accordance with the terms hereof. The individual shareholders and RSI are not subject to any charter, mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character that would prevent the consummation of the transactions contemplated in this Agreement.


RSI SYSTEMS, INC.


By:  /s/ Dennis A. Leese                             /s/ Douglas S. Clapp
         Title:  CEO                                 Douglas S. Clapp

/s/ Paul P. Kuehn                                    /s/ David Johnson
Paul Kuehn                                           David Johnson

/s/ Eldon C. Miller                                  /s/ Stanley D. Rahm
Eldon C. Miller                                      Stanley D. Rahm

/s/ Karthik Iyer
Karthik Iyer